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                                                                      Exhibit 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                          SIX MONTHS ENDED
                                                       YEAR ENDED JULY 31,                                   JANUARY 31,
                                ------------------------------------------------------------------     -----------------------
                                  1998          1999          2000           2001          2002          2002          2003
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------
EARNINGS
  Income before cumulative
     effect of change in
     accounting principle       $  46,510     $  61,271     $  60,507      $  34,206     $  12,878     $   3,700     $   4,555
  Income tax provision             23,960        29,745        35,536         20,091         6,343         1,823         2,144
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------
    Earnings                       70,470        91,016        96,043         54,297        19,221         5,523         6,699
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------
FIXED CHARGES
  Interest expense                    254         1,772        21,169         22,195        16,255         8,365        11,576
  Portion of rental expense
   representative of
   interest factor                    701           705         1,113          2,082         3,030         1,443         1,327
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------
      Fixed charges                   955         2,477        22,282         24,277        19,285         9,808        12,903
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------

CAPITALIZED INTEREST                 --            --            (580)          --            --            --            --
                                ---------     ---------     ---------      ---------     ---------     ---------     ---------
EARNINGS BEFORE INCOME TAX
  PROVISION AND FIXED
  CHARGES                       $  71,425     $  93,493     $ 117,745      $  78,574     $  38,506     $  15,331     $  19,602
                                =========     =========     =========      =========     =========     =========     =========

RATIO OF EARNINGS TO FIXED
  CHARGES                           74.8x         37.7x          5.3x           3.2x          2.0x          1.6x          1.5x
                                =========     =========     =========      =========     =========     =========     =========